EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92997, 333-123366, and 333-194046 on Form S-8 and Registration Statement Nos. 333-215226, 333-136848, and 333-93857 on Form S-3 of our reports dated February 27, 2018, relating to the financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte and Touche LLP

Houston, Texas

February 27, 2018